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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 8, 2001, included in the Annual Report on Form 10-K of Ceres Group, Inc. for the year ended December 31, 2000, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-62657) pertaining to the Ceres Group, Inc. 401(k) plan (formerly known as the Retirement Plan for the Employees of the Central Reserve Life Insurance Company) of our report dated March 8, 2001, with respect to the consolidated financial statements and schedules of Ceres Group, Inc. included in this amended Annual Report (Form 10-K/A) for the year ended December 31, 2000.

/s/ Ernst & Young LLP
Cleveland, Ohio
May 2, 2001